Northrim News		Exhibit 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release
Date:	January 19, 2005
Contact:	Joe Schierhorn, SVP& CFO
Phone:	(907) 261-3308

Northrim BanCorp, Inc. Reports Fourth Quarter 2004 Profits of
$2.9 Million, $0.46 Per Share, up 10%;
2004 Net Income of $10.7 Million, $1.71 Per Share, up 1%;
Assets of $801 Million at Year End

ANCHORAGE, AK—Jan. 19, 2005—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that in 2004 net income increased 1% to $10.7 million, or $1.71 per diluted share, compared to $10.5 million, or $1.69 per diluted share, in 2003. For the fourth quarter ended Dec. 31, 2004, net income increased 8% to $2.9 million, or $0.46 per diluted share, from $2.6 million, or $0.42 per diluted share in the same period last year.

Total assets at Dec. 31, 2004, were $801 million, up 8% from $739 million a year ago. Total average assets for the year ended Dec. 31, 2004, were $759 million, up 8% from $705 million for the period ended Dec. 31, 2003. Total portfolio loans, which exclude loans for sale, grew 13% to $678 million, compared to $600 million at Dec. 31, 2003. Commercial loans accounted for approximately 60% of the loan growth, increasing $47 million to $268 million at December 31, 2004. Commercial real estate term loans and construction loans accounted for the remainder of the loan growth. The majority of the company’s commercial real estate loans have periodic re-pricing features and maturities of 10 years or less.

Deposits increased 8% to $699 million, up from $646 million a year ago. Total average deposits for the period ended Dec. 31, 2004, were $661 million, up 7% from $616 million for the period ended Dec. 31, 2003. The main areas of deposit growth were savings deposits, interest-bearing deposits, non-interest-bearing demand deposits, and money market deposits that increased 55%, 6%, 3%, and 3%, respectively. Time deposits decreased by $21 million, or 13%. “Our innovative Alaska CD account fueled our strong growth in savings deposits in 2004,” said Chris Knudson, executive vice president and COO. The Alaska CD is categorized as a savings account since it has an adjustable interest rate and an open-ended maturity.

Net interest income, before the provision for loan losses, increased 5% to $41.3 million in 2004, from $39.3 million last year. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for 2004 equaled 5.88%, which was a decrease from 6.04% for the like period in 2003. “Despite rising interest rates through the second half of the year, we ended the year with a solid net interest margin,” said Joe Schierhorn, senior vice president and CFO.

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Page Two—Northrim BanCorp, Inc. Fourth Quarter 2004 Earnings—January 19, 2005

Net interest income, before the provision for loan losses in the fourth quarter of 2004, was up 8% at $10.9 million from a year ago. The net interest margin for the fourth quarter of 2004 was 5.87%, which is equal to the 5.87% net interest margin in the fourth quarter of 2003.

At Dec. 31, 2004, the allowance for loan losses was $10.8 million, or 1.59% of portfolio loans and 163% of non-performing loans. A year ago, the allowance for loan losses was $10.2 million, or 1.70% of portfolio loans and 99% of non-performing loans. Due to improving loan quality, the provision for loan losses decreased 28% to $600,000 for the quarter ended Dec. 31, 2004, from $829,000 in the fourth quarter a year ago. For the 12-month period ending Dec. 31, 2004, the provision for loan losses decreased 55% to $1.6 million, from $3.6 million for the same period in 2003.

Net loan charge-offs for the fourth quarter and the full year of 2004 were $529,000 and $1 million, respectively, which was at a rate of 0.16% of average loans for the full year as compared to a rate of 0.33% for the full year of 2003. Non-performing assets totaled $6.6 million, or 0.82% of total assets, at Dec. 31, 2004, which was a decrease from the non-performing total of $8.4 million in the third quarter of 2004 and a decrease from $10.3 million, or 1.4% of assets, at Dec. 31, 2003. “We are pleased with the declining trend of our non-performing loans that is the result of our continued focus on this area,” said Marc Langland, president and CEO. “This result reflects our ongoing focus on improving credit quality.”

Total other operating income decreased 9% to $1.1 million in the fourth quarter of 2004, and decreased 38% to $3.8 million for the year. Earnings from Northrim’s mortgage affiliate decreased 39% to $256,000 in the fourth quarter of 2004, and decreased 84% to $438,000 for the year, reflecting a decrease in mortgage refinance activity.

Other operating expense was $6.9 million in the fourth quarter of 2004, an increase of 10% from the $6.2 million expense in the same period in 2003. The efficiency ratio was 56.2% for the fourth quarter and 58.1% for the full year of 2004, which was an increase when compared to the efficiency ratios of 54.3% and 53.7%, respectively for the fourth quarter and full year of 2003.

In the fourth quarter of 2004, the company’s return on average assets (ROA) was 1.43%, compared to 1.42% in the same quarter a year ago. ROA was 1.41% for the full year of 2004 compared to an ROA of 1.50% in 2003. Return on average equity was 13.8% in the quarter and 13.5% for the year, compared to 14.2% and 14.9%, respectively, in 2003.

Tangible book value per share was $12.60 at Dec. 31, 2004, compared to $11.29 one year ago. Shareholders’ equity increased 11% to $83 million at December 31, 2004, and book value per share increased to $13.69 from $12.44 in the same period last year.

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Page Three—Northrim BanCorp, Inc. Fourth Quarter 2004 Earnings—January 19, 2005

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy. Additional information is available at the “For Investors” section of Northrim’s website at www.northrim.com.

www.northrim.com

This release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs and assumptions based on currently available information, and we have not undertaken to up/downdate these statements except as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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Balance Sheet
(Dollars in thousands, except per share data)
		December 31,	December 31,	Annual
		2004	2003	% Change

Assets:		(unaudited)	(unaudited)	(unaudited)
Cash and due from banks		$18,936	$31,298	-39%
Overnight investments		12,157	5,597	117%
Portfolio investments		61,475	73,208	-16%
Loans for sale		—	1,395	-100%
Portfolio loans		678,269	599,724	13%
Allowance for loan losses		(10,764)	(10,186)	6%

	Net loans	667,505	590,933	13%
Premises and equipment, net		10,583	11,107	-5%
Intangible assets		6,634	7,002	-5%
Other assets		23,436	19,424	21%
	Total assets	$800,726	$738,569	8%

Liabilities and Shareholders’ Equity:
Demand deposits		$183,959	$179,461	3%
Interest-bearing demand		59,933	56,312	6%
Savings deposits		170,629	109,740	55%
Money market deposits		142,181	137,657	3%
Time deposits		142,359	163,027	-13%

	Total deposits	699,061	646,197	8%
Borrowings		6,478	5,143	26%
Trust preferred securities		8,000	8,000	0%
Other liabilities		3,829	3,944	-3%

	Total liabilities	717,368	663,284	8%
Shareholders' equity		83,358	75,285	11%
	Total liabilities and equity	$800,726	$738,569	8%

Average Quarter Balances — unaudited
Loans		$664,978	$593,800	12%
Total earning assets		740,256	683,084	8%
Total assets		796,697	738,352	8%
Non-interest bearing deposits		191,863	177,932	8%
Interest bearing deposits		503,697	467,641	8%
	Total deposits	695,560	645,573	8%
Shareholders' equity		82,693	74,022	12%
Average Year-to-date Balances — unaudited
Loans		$628,830	$569,532	10%
Total earning assets		704,471	653,491	8%
Total assets		759,259	704,685	8%
Non-interest bearing deposits		181,731	159,858	14%
Interest bearing deposits		478,951	456,542	5%
	Total deposits	660,682	616,400	7%
Shareholders' equity		79,278	70,817	12%

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Income Statement
(Dollars in thousands, except per share data)
			Quarter Ended December 31:
			2004	2003	% Change
Interest Income:			(unaudited)	(unaudited)	(unaudited)
	Interest and fees on loans		$12,544	$10,878	15%
	Interest on portfolio investments		593	687	-14%
	Interest on overnight investments		65	50	30%
		Total interest income	13,202	11,615	14%
Interest Expense:
	Interest expense on deposits		2,147	1,415	52%
	Interest expense on borrowings		153	142	8%
		Total interest expense	2,300	1,557	48%
		Net interest income	10,902	10,058	8%
Provision for loan losses			600	829	-28%
		Net interest income after provision for loan losses	10,302	9,229	12%
Other Operating Income:
	Service charges on deposit accounts		404	421	-4%
	Earning from mortgage affiliate		256	417	-39%
	Other income		454	387	17%
		Total other operating income	1,114	1,225	-9%
Other Operating Expense:
	Salaries and other personnel expense		4,044	3,712	9%
	Occupancy, net		566	521	9%
	Equipment expense		356	395	-10%
	Intangible asset amortization expense		92	92	0%
	Other expense		1,792	1,494	20%
		Total other operating expense	6,850	6,214	10%
		Income before income taxes	4,566	4,240	8%
Provision for income taxes			1,699	1,594	7%
		Net income	$2,867	$2,646	8%
		Basic EPS	$0.47	$0.44	7%
		Diluted EPS	$0.46	$0.42	10%
		Average basic shares	6,090,963	6,036,996	1%
		Average diluted shares	6,275,316	6,279,600	0%

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Income Statement
(Dollars in thousands, except per share data)
				Twelve Months Ended December 31:
			2004		2003	% Change
Interest Income:			(unaudited)		(unaudited)	(unaudited)
	Interest and fees on loans		$45,898		$42,945		7%
	Interest on portfolio investments		2,492		2,867		-13%
	Interest on overnight investments		164		136		21%
		Total interest income	48,554		45,948		6%
Interest Expense:
	Interest expense on deposits		6,709		6,203		8%
	Interest expense on borrowings		574		478		20%
		Total interest expense	7,283		6,681		9%
		Net interest income	41,271		39,267		5%
Provision for loan losses				1,601	3,567		-55%
		Net interest income after provision for loan losses	39,670		35,700		11%
Other Operating Income:
	Service charges on deposit accounts		1,718		1,805		-5%
	Earnings from mortgage affiliate		438		2,785		-84%
	Other income		1,636		1,499		9%
		Total other operating income	3,792		6,089		-38%
Other Operating Expense:
	Salaries and other personnel expense		15,708		14,180		11%
	Occupancy, net		2,130		2,000		7%
	Equipment expense		1,372		1,504		-9%
	Intangible asset amortization expense		368		368		0%
	Other expense		6,957		6,676		4%
		Total other operating expense	26,535		24,728		7%
		Income before income taxes	16,927		17,061		-1%
Provision for income taxes			6,227		6,516		-4%
		Net income	$10,700		$10,545		1%
		Basic EPS	$1.76		$1.76		0%
		Diluted EPS	$1.71		$1.69		1%
		Average basic shares	6,079,315		6,000,273		1%
		Average diluted shares	6,270,615		6,225,889		1%

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Other Data
(Dollars in thousands, except per share data)
	December 31,	December 31,
	2004	2003

	(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$5,876	$7,426
Loans 90 days past due	290	2,283
Restructured loans	424	597

Total non-performing	6,590	10,306
loans
Other real estate owned	—	—
Total non-performing	$6,590	$10,306
assets	—	—
Non-performing loans / portfolio loans	0.97%	1.72%
Non-performing assets / assets	0.82%	1.40%
Allowance for loan losses / portfolio loans	1.59%	1.70%
Allowance / non-performing loans	163.34%	98.84%
Loan charge-offs, net for the quarter	$529	$558
Loan charge-offs, net year-to-date	$1,024	$1,857
Net loan charge-offs / average loans, annualized	0.16%	0.33%
Other Data (At quarter end):
Book value per share	$13.69	$12.44
Tangible book value per share	$12.60	$11.29
Tier 1 / Risk Adjusted Assets	11.62%	11.58%
Total Capital / Risk Adjusted Assets	12.87%	12.83%
Tier 1 /Average Assets	10.73%	10.37%
Shares outstanding	6,089,120	6,050,359
Unrealized gain (loss) on AFS securities,
net of income taxes	$4	$623
Other Data (For the quarter):
Net interest margin (tax equivalent)	5.87%	5.87%
Efficiency ratio*	56.24%	54.26%
Return on average assets	1.43%	1.42%
Return on average equity	13.79%	14.18%
Other Data (Year-to-date):
Net interest margin (tax equivalent)	5.88%	6.04%
Efficiency ratio*	58.07%	53.71%
Return on average assets	1.41%	1.50%
Return on average equity	13.50%	14.89%
*excludes intangible asset amortization expense

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